SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549
____________________

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF

THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): June 22, 2015

Figo Ventures, Inc.
(Exact name of registrant as specified in its charter)

Nevada	333-195306	90-0338080
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

3270 Electricity Drive, Windsor Ontario, Canada	N8W 5JL
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (226) 787-5278

___________________________________________________

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐    Written communications pursuant to Rule 425 under the Securities Act (17CFR 230.425)

☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

SECTION 8 – OTHER EVENTS

Item 8.01 Other Events.

On June 22, 2015, the Company executed a non-binding Letter of Intent (the “LOI”) to negotiate entering into an asset purchase agreement (the “Purchase Agreement”) with Kashif Khan (“Khan”) to purchase certain color diamonds with a wholesale market value of approximately US$4 million.

If consummated, the Company plans to form a wholly-owned subsidiary and commence a new business plan in the buying and selling of colored diamonds. Khan would run the subsidiary and would have the right to appoint two members to the Company’s board of directors.

If consummated, the Company will be required to compensate Khan with three demand convertible secured promissory notes totaling US$4 million. The notes will have an annual interest rate of 6% and the right to convert into a total of 16,169,000 shares of the Company’s common stock following a 1 for 20 reverse split of the Company’s common stock, also contemplated by the LOI.

The Company would also be required to issue shares of the Company’s preferred stock necessary to give 51% of the voting control to Khan. This super voting preferred stock will be cancelled upon the conversion of the notes into shares of the Company’s common stock.

The notes will be secured by the portfolio of diamonds the Company would be acquiring under the Purchase Agreement.

Khan would be able to demand full payments under the notes at any time until the Company raises $5 million in equity/debt capital. In the event the money is raised, the notes will mature in 36 months.

If consummated, the Company would also be required to register 375,000 shares of post-split common stock currently held by existing note holders and the remaining 12,500,000 shares underlying the outstanding convertible notes.

The transaction is subject to final due diligence by the parties and the execution of definitive agreements between the parties no later than July 15, 2015. A copy of the LOI is attached hereto as Exhibit 99.1 and is incorporated herein by reference. The foregoing description of the LOI is qualified in its entirety by reference to the full text of the LOI.

SECTION 9 – Financial Statements and Exhibits

Item 9.01 Financial Statements and Exhibits.

Exhibit No.	Description
99.1	Letter of Intent dated June 22, 2015

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Figo Ventures, Inc.

/s/ Natalya Hearn
Natalya Hearn
Chief Executive Officer

Date: June 24, 2015

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